FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-63663


          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 18, 1998


                                7,216,609 shares

                              STARBASE CORPORATION

                     common stock, par value $0.01 per share

                            ------------------------

         This prospectus supplement supplements our prospectus dated September 18, 1998 relating to the resale by certain selling stockholders of up to 7,216,609 shares of our common stock, par value $0.01 per share, which may be offered and sold from time to time by certain of our stockholders or by their pledgees, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Stockholders" section of the original prospectus is hereby amended and supplemented to reflect a decrease in the number of shares beneficially owned by Investcor LLC and the addition of two selling stockholders who received shares in connection with a distribution by Investcor LLC in the table of the "Selling Stockholders" section of the original prospectus. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

           The date of this prospectus supplement is August 10, 2000.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-63663



                              SELLING STOCKHOLDERS

         The table of "Selling Stockholders" in the prospectus is hereby amended and supplemented to reflect a decrease in the number of shares beneficially owned by selling stockholder Investcor LLC and the addition of two selling stockholders who received shares in connection with a distribution by Investcor LLC as shown in the table below.

         Except as set forth in this prospectus supplement with respect to the decrease in the number of shares beneficially owned by Investcor LLC and the addition of two selling stockholders contained in the table of "Selling Stockholders", there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.

                                                                                                  ---------------------
                                                            Percentage of                           Shares of Common
                                   Shares of Common     Stock Common Stock                         Stock Beneficially
                                   Beneficially Owned    Beneficially Owned   Shares of Common           Owned
                                   Prior to Offering        Prior to the      Stock to be Sold       after Offering
                                                              Offering                            -------------------
                                                                                                   Number     Percent
                                                                                                   ------     -------
                                   -------------------------------------------------------------------------------------

Investcor LLC                                  212,551 (9)            *           212,551 (9)        0           *


Eisenberger Investments                           10,122              *           10,122             0           *

David Herzog and Raquel Herzog,                   10,121              *           10,121             0           *
JTWROS

     *    Represents less than 1%.

     (9) Includes 10,122 shares of Common Stock issuable upon the exercise of Warrants.

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